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                                                                   EXHIBIT 3.54

                            ARTICLES OF ORGANIZATION

                                       OF

                               EMPIRE MARINE, LLC

         The undersigned individual, acting as a sole organizer, hereby forms a limited liability company under the Indiana Business Flexibility Act (the "Act") and does hereby adopt as the Articles of Organization of such limited liability company the following:

                                    ARTICLE I
                                      Name

         The name of the limited liability company shall be Empire Marine, LLC (the "Company").

                                   ARTICLE II
                                    Duration

         The period of the Company's duration shall be perpetual.

                                   ARTICLE III
                                     Purpose

         The Company shall have unlimited power to engage in and do any lawful act concerning any or all lawful businesses for which limited liability companies may be organized according to the laws of the State of Indiana, including all powers and purposes now and hereafter permitted by law to a limited liability company.

                                   ARTICLE IV
                     Registered Office and Registered Agent

         A. The address of the registered office of the Company in Indiana is 414 South Fares Avenue, Evansville, Indiana 47714.

         B.       The name of the registered agent of the Company is Daniel S.
Hermann.

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                                   ARTICLE V
                                    Managers

         The affairs of the Company shall be managed by the members. There shall be no managers.

                                   ARTICLE VI
                         Admission of Additional Members

         Additional members may be admitted at such times and on such terms and conditions as all members may unanimously agree and as provided in the Operating Agreement of the Company.

                                   ARTICLE VII
                   Other Matters upon which the Members Agree

         A. Contracts with Members. If the Company enters into contracts or transacts business with one or more of its members or with any partnership, limited liability company or corporation of which one or more of its members are partners, members, managers, shareholders, officers or directors or with any other entity in which one or more of the Company's members are involved, the transaction or contract shall not be invalidated or affected by the fact that such individual may have interests which are or might be adverse to the interest of the Company, provided that the transaction or contract is entered into in good faith in the usual course of business and after disclosure of the relationship and all other material information.

         B. Management. The business and affairs of the Company shall be managed, controlled and operated by the members as set forth in the Operating Agreement.

         C. Distributions. The members will share in distributions of the assets and profits or losses of the Company as set forth in the Operating Agreement.

         D. Assignments. The members shall have no rights to assign or pledge all or any portion of their interests in the Company in the absence of the unanimous written agreement of the members. No new member or proposed assignee of a member's interest may be admitted as a member without the unanimous consent of the existing members.

         E. Membership Classes. There shall be one class of membership for distributions and voting.

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         F.       Certificates. The ownership interest of members shall not be evidenced by certificates issued by the Company unless one or more of the members submits a written request for a certificate evidencing such membership interest in which case all members' interests shall be evidenced by certificates. Certificates need not take any specific form.

         G. Indemnification. Members shall be indemnified for judgements, settlements, penalties, fines or expenses incurred in any proceeding to which the member is a party because of his or her membership in the Company so long as the actions on which the judgment, settlement, penalty, fine or expense are based were done in good faith and on behalf of the Company.

         IN WITNESS OF THE ABOVE, the organizer has executed these Articles of Organization on this 31st day of October, 1997.

                                                /s/ Charles A. Compton
                                                --------------------------------
                                                Charles A. Compton, Organizer

THIS INSTRUMENT PREPARED BY: CHARLES A. COMPTON OF THE LAW FIRM OF ZIEMER, STAYMAN, WEITZEL & SHOULDERS, 20 N.W. FIRST STREET, P.O. BOX 916, EVANSVILLE, INDIANA 47706. TELEPHONE: (812) 424-7575.

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